                                                                   EXHIBIT 10.22


                       THE PLAYCLOTHES CATALOG AGREEMENT


THIS AGREEMENT ("Agreement") is made as of July 1, 1994 by and between Regal Greetings & Gifts Inc., a corporation organized and existing under the laws of Canada, with its principal place of business at 939 Eglinton Avenue East, Toronto, Ontario M4G 2L6 ("Regal") and Childcraft, Inc., a corporation organized and existing under the laws of the state of Delaware with its principal place of Business at 250 Park Avenue South, New York, NY 10003 ("Childcraft");

WHEREAS Childcraft has been authorized by its parent corporation, The Walt Disney Company ("Disney"), to create, develop, distribute and fulfil orders from direct mail catalogs published under the name "The Playclothes Catalog" which feature a variety of merchandise ("Playclothes Merchandise"); and

WHEREAS Childcraft has developed a unique plan and system for the creation, development and marketing of a direct mail, specialty catalog featuring Playclothes Merchandise (the "Catalog"); and

WHEREAS Regal desires to obtain the rights from Childcraft to test the Catalog and market the Catalog in Canada and obtain the necessary business services (including, but not limited to, advice concerning product selection, budgets, forecasting and marketing plans and to obtain a variety of camera-ready art, photographic plates or proofs, keyplate, text and other materials for use by Regal), and Childcraft is willing to grant such rights and provide such services in order to adapt, develop and market the Catalog to meet the needs and preferences of Canadian customers; and

WHEREAS Regal desires to obtain the rights from Childcraft to use the "Playclothes" trademark in connection with the Catalog and the acquisition and resale of merchandise bearing the Playclothes trademark and Childcraft is willing to grant such rights on the terms and conditions set forth in this Agreement;

THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.               TERM

                 Following the test period from July 1, 1994 to December 31, 1994, the term of this Agreement ("Term") shall be a six-year period commencing January 1, 1995 and continuing up to and including December 31, 2000 and which shall not be extended beyond this date except by a subsequent written agreement signed by Regal and Childcraft. The period from January 1 to December 31 is hereinafter referred to as a "Contract Year."

2.               SCOPE OF AGREEMENT

         A. Subject to and only in accordance with the provisions of this Agreement, Childcraft grants Regal non-exclusive rights to:

         (i)     from July 1, 1994 to December 31, 1994:

                 (a)      market a test Catalog in Canada; and

                 (b) use the Playclothes trademark in connection with the Catalog, and sell merchandise bearing the Playclothes trademark.

                 all such rights without payment of Service Fees or Royalties;
                 and

         (ii)    from January 1, 1995 through the end of the Term to:

                 (a)      market the Catalog; and

                 (b) use the Playclothes trademark in connection with the Catalog and sell merchandise bearing the Playclothes trademark which is acquired from Childcraft or is merchandise to which Childcraft has authorized the Playclothes name to be applied and which has been acquired from the vendor so authorized.

                 Childcraft agrees to advise Regal of such authorized vendors and promptly advise Regal of changes thereto.

Regal will use reasonable efforts to exploit fully the rights herein granted in Canada.

         B. Notwithstanding the non-exclusive nature of the rights within this Agreement, Childcraft agrees that during the Term, Childcraft shall not authorize the Playclothes name to be used to identify any other direct mail catalog in Canada nor authorize the sale of Playclothes merchandise through any other direct mail catalog in Canada.

3.               TERRITORY

                 The territory of this Agreement ("Territory") shall be the country of Canada.

4.               BUSINESS SERVICES PROVIDED BY CHILDCRAFT

         A. Childcraft agrees that during the test period and the Term, Childcraft shall provide its business services (the "Business Services") to adapt and develop the Catalog. The Business Services provided by Childcraft shall include the following:

         (i) Childcraft shall utilize its expertise in direct mail sales of merchandise to assist Regal in developing detailed budgets, forecasts and schedules;


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         (ii)    Childcraft's various creative resources shall assist Regal in developing an attractive Catalog and advertising and promotional materials and shall provide to Regal the use of various camera-ready art, photographic plates or proofs, keyplate, text and other similar materials already developed by Childcraft for use in the United States; and

         (iii) Childcraft shall utilize its marketing expertise to assist Regal in creating, developing and implementing a marketing program for the Catalog during the Term, including advertising, promotions and expertise in clearance techniques.

5.               MERCHANDISE AND OWNERSHIP

                 Merchandise shipped to and received by Regal from any source, and legal title to such merchandise, will be governed by Regal's arrangements with such source.

6.               GUIDELINES FOR CATALOG OPERATIONS

                 In order to maintain the public reputation for quality and customer service and the goodwill associated with "Playclothes", and as an express condition of the rights to market the Catalog granted herein, Regal agrees to comply with the following operational guidelines:

         A.      Facilities

                 Regal shall maintain suitable and adequate facilities (including office space, telecommunications and warehousing facilities) to conduct the direct mail business of the Catalog. Childcraft approves these facilities now operated by Regal.

         B.      Personnel

         (i) Regal shall hire an adequate number of personnel to take customer orders, ship or deliver all such orders and respond to customer inquiries or complaints. All such personnel shall be trained by Regal to handle customer orders, inquiries and complaints and other related customer services such as sending back order notices to process returns, rejected credit card orders, and returned checks and to issue refunds or credits in a courteous and expeditious manner and in accordance with all applicable Canadian federal, provincial and local laws and standard practices in the direct marketing and catalog sales industries.

         (ii) In the event Childcraft shall become aware that any Regal employee or agent responsible for fulfilling Regal's obligations under this Agreement shall be discourteous to Catalog customers or otherwise endanger or impugn the reputation for quality and customer service and the goodwill associated with the name Playclothes, Childcraft shall provide notice of the particulars of the same and may demand that Regal remove such employee or agent from any activities or functions relating to this Agreement, and Regal shall promptly comply with any such demand, provided that the improper conduct of the employee or agent is substantiated. In the event that Regal fails or refuses to comply with such demand after improper conduct has been substantiated, Childcraft may terminate this Agreement pursuant to paragraph 18.C.





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         C.      Inventory

         (i) Regal shall exercise reasonable efforts to maintain an adequate inventory of merchandise to ship all customer orders and avoid creating customer complaints due to late or delayed delivery of orders from the Catalog, all within prudent financial constraints. On a case-by-case basis, Childcraft may, at its discretion, agree to purchase from Regal certain over-inventoried merchandise items at Regal's original purchase price, subject to Regal paying all costs to deliver such items to Childcraft at its warehouse in the United States.

         (ii) Childcraft will include Regal in planning activities of each Catalog issuance and use reasonable efforts to support Regal to achieve standards, delivery and quality of merchandise so as to support inventory levels sufficient to meet customer demands and avoiding customer complaints due to unsatisfactory back-order levels.

         (iii) Regal shall use its reasonable commercial efforts to ensure that the terms and conditions for purchase orders used by Regal to source goods for the Catalog shall include a specific indemnity running from the vendor to Regal and from the vendor to Childcraft for any third party claims which relate to the Playclothes Merchandise as delivered to Regal.

         D.      Order Processing

         (i) Regal shall accept customer orders from the Catalog through the mail and over the phone and by facsimile or similar means.

         (ii) Regal shall provide and maintain a telephone order-taking service, such that customer telephone service shall be continuously available on weekdays during business hours. In addition, Regal will staff and maintain a separate customer service telephone line on weekdays during business hours to answer customer questions or complaints.

         (iii) Regal shall expend reasonable efforts to complete standard shipments within 72 hours of Regal's receipt of an order for which merchandise is in stock and to otherwise comply with any reasonable shipping instructions provided by Regal's customers. In the event that Childcraft shall reasonably determine that the number of back-ordered products is excessive and endangers or threatens to endanger the reputation for quality and customer service and the goodwill associated with the name "Playclothes", Childcraft shall provide notice of same to Regal and Childcraft and Regal shall meet to discuss the situation and agree upon a product order and inventory plan which will minimize back- orders. In the event that Regal fails or refuses to remedy excessive back-ordered products which endanger the reputation for quality and goodwill associated with the trade-mark "Playclothes", Childcraft shall have the right to terminate this Agreement pursuant to paragraph 18.C.

                 Regal shall handle all returns from customers in a timely fashion, issuing credits or refunds as appropriate.





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         E.      Customer List

                 Regal will record each customer's name and address to form a customer list (the "List").

                 Regal shall make the List available for the use of Childcraft and any subsidiary of Disney upon the following terms and conditions:

         (i) during the Term, on normal trade terms and at the lowest price at which Regal rents or would rent the List or any similar list;

         (ii) for a period of twenty-four months following the Term, or its earlier termination by Regal, or its earlier termination by Childcraft for cause, at no cost or expense to Childcraft and during such twenty-four month period Childcraft may enter into reciprocal rental and exchange agreements with third parties as to names on the list. During and after such twenty-four month period Childcraft shall be free to mail to names on the list who have made purchases during the twenty-four month period; and

         (iii) all users of the List whether during the Term or thereafter shall only be directly for or on behalf of Disney, its divisions, subsidiaries or affiliated companies and may not be used by or on behalf of any third party licensee of Disney, Childcraft or any of their affiliates.

         F.      Taxes

                 Regal shall charge purchasers of merchandise through the Catalog sales and other taxes in accordance with its internal policies and procedures and the requirements of Canadian law. Regal acknowledges that it has sole and exclusive liability and responsibility to remit such taxes to the appropriate taxing authorities.

                 Regal shall indemnify and defend Childcraft and its officers and directors from and against all claims, suits or liabilities and expenses (including reasonable legal fees), if any, incurred as a result of Regal's failure to remit to the appropriate authorities any such sales or other taxes as may be claimed as due and owing by reason of its activities under this Agreement.

         G.      Operating Reports

                 Within 20 days after the end of each calendar month during the Term, Regal agrees to provide Childcraft with an operating report detailing the following:

         (i) a listing of each item of merchandise (including quantities and s.k.u. or other product numbers) shipped to customers and a list showing returns and exchanges during the previous month; and





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
         (ii) a cash management report detailing all amounts received on orders or refunded on orders (whether or not such orders are shipped or reshipped during the month).

         H.      Meetings

                 From time to time during the Term, but in no event less often than once per calendar quarter, Regal shall meet with Childcraft in order to share with Childcraft Regal's past sales results and planned future business activity under this Agreement. Childcraft shall in turn share such information relating to Childcraft's business in the United States as may be helpful to Regal's activities hereunder.

         I.      Marketing Plans

                 At least thirty days prior to each Contract Year during the term hereof, Regal shall furnish to Childcraft Regal's written marketing plans with respect to the Catalog, which marketing plans shall include Regal's annual sales estimate for the Catalog for the Contract Year. Thereafter, from time to time during each such year Regal shall furnish to Childcraft periodic updates of such marketing plans, which shall include, without limitation Regal's sales estimate for each Catalog drop, each item of merchandise featured in the Catalog, those items proposed to be added to or deleted from the Catalog, and Regal's proposed advertising, promotion and publicity in connection with the distribution of the Catalog.

         J.      Samples

                 Unless otherwise agreed by Childcraft, promptly after printing, Regal shall deliver to Childcraft, at Regal's sole cost and expense, 25 copies of each drop of the Catalog and 1 additional copy to: Legal Department, The Walt Disney Company, 114 Fifth Avenue, 13th Floor, New York, New York 10011-5690.

7.               APPROVALS

         A. Childcraft and Regal shall jointly approve, in advance, any press releases, advertising, publicity and promotional materials concerning the contractual arrangements between Childcraft and Regal.

         B. Regal acknowledges and agrees that the following rights are retained by Childcraft in order to assure that the distribution of the Catalog and the distribution and sale of merchandise by Regal are consistent with Childcraft standards:

         (i) the right to approve in advance (other than materials provided by Childcraft) each photograph, illustration and mechanical, and all copy (but not prices) as well as the quality of paper used by Regal in the production of each drop of the Catalog;

         (ii) the right to approve in advance all advertising and promotions with respect to the Catalog;





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
         (iii) the continuing right to approve the fulfilment facilities used by Regal in connection with its performance under this Agreement; provided, however, that Childcraft hereby approves the fulfilment centres now operated by Regal unless and until the performance of any such fulfilment centre should deteriorate such that it shall adversely reflect upon the Playclothes name or the Catalog, in which event Childcraft may demand in writing that Regal resolve the problem. In the event that Regal fails or refuses to comply with such demand, Childcraft may terminate this Agreement pursuant to paragraph 18.C.

         C. Regal shall provide Childcraft with its production schedule for the Catalog (including, without limitation, its photography shooting schedule), and for the advertising and promotional material therefore and shall forward all items for which Childcraft's approval is needed at as early a time as practicable. Childcraft shall use reasonable efforts to render its approval or disapproval within 5 working days and to meet any special needs notified to it by Regal, to permit Regal to meet such production schedule. Nonetheless, in the event that Childcraft for any reason fails to respond within 5 working days or meet other special needs notified to it, Regal understands and agrees that any material submitted for approval shall be considered disapproved unless and until expressly approved by Childcraft.

         D. The decision to grant or withhold any approval, consent or permission under this Agreement shall be within Childcraft's sole discretion, exercised in good faith. In rendering any such decision, Childcraft may take into consideration such commercial, corporate policy, aesthetic or other considerations s it deems appropriate; provided, however, that Childcraft shall endeavour to make Regal aware of any changes in its present commercial or corporate policies in advance.

         E. Regal shall not proceed with the production or distribution of any Catalog beyond any step at which Childcraft's approval was required, if such required approval has not been given. Regal shall not distribute any advertising, publicity or promotion relating to the Catalog or any merchandise contained therein without Childcraft's prior approval. Childcraft's failure or refusal to grant any approvals required hereunder shall not result in any liability for damages on its part to Regal or others claiming through Regal.

8.               FEES

         A. For the non-exclusive rights to market the Catalog and for the necessary Business Services, Regal shall pay Childcraft a fee (the "Services Fee") equal to seven percent (7%) of the Net Proceeds from all Catalog Sales after December 31, 1994, it being agreed that Regal's sales and profits arising from the Catalog are directly related to the level and quality of the Business Services provided.

         B. For the non-exclusive rights to use the Playclothes trademark in connection with the Catalog and to sell merchandise bearing the Playclothes trademark in the Territory, Regal shall pay to Childcraft a royalty (the "Royalty") equal to three percent (3%) of the Net Proceeds from all Catalog Sales after December 31, 1994.





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
                 For purposes of this Agreement:

         (i) "Net Proceeds" shall mean and include all amounts received from customers for Catalog Sales, less only actual credits and cash refunds from customer returns, shipping and handling credits, and sales and other taxes on such sales collected, reported and paid to the federal, provincial or local taxing authorities.

         (ii) "Catalog Sales" shall mean all sales of Playclothes Merchandise offered in the Catalog, excluding any inventory clearance sales of Playclothes Merchandise by means other than the Catalog and those made in outlet stores. Sales resulting from product extensions described in Section 9, paragraph E.ii are also excluded from "Catalog Sales".

         C. Regal shall pay Childcraft all Services Fee and Royalties due, less any applicable Canadian withholding taxes actually paid, with respect to all Catalog Sales hereunder in any calendar quarter (whether during the Term or thereafter) no later than 30 days following the end of such calendar quarter and shall at the same time deliver to Childcraft at its offices a statement (certified by an officer of Regal as being correct and complete) for the period covered thereby and a copy of receipts or other documents evidencing payment to the appropriate tax authority of all sums withheld as taxes. Each such statement shall state the total amounts received from customers, shall itemize by category the subtractions appropriate to reach "Net Proceeds", and shall state the Services Fee and Royalties due Childcraft therefor, any adjustments made in such figures for preceding periods, and such other items or information as may be necessary to calculate the Services Fee and Royalties due to Childcraft under this Agreement.

         D. Notwithstanding the provisions of Subparagraphs 8.A, 8.B and 8.C hereinabove, Regal guarantees that for each Contract Year during the Term Childcraft shall be paid by Regal the sums respectively specified below, as guaranteed minimums for Services Fee and Royalties (the "Guaranteed Minimums"). If by the 30th day following the end of each such Contract Year, Regal has not already paid Childcraft amounts which equal or exceed the Guaranteed Minimums for such year, then by the 30th day after the end of such Contract Year Regal shall pay Childcraft such additional sums as may be necessary to make Regal's actual payments to Childcraft of all Services Fee and Royalties for said Contract Year equal to the Guaranteed Minimums:

       CONTRACT YEAR                               MINIMUM SERVICES FEE                   MINIMUM ROYALTIES
 -------------------------                         --------------------                   -----------------
 Jan. 1 '95 - Dec. 31 '95                                 C$140,000                            C$ 60,000
 Jan. 1 '96 - Dec. 31 '96                                 C$196,000                            C$ 84,000
 Jan. 1 '97 - Dec. 31 '97                                 C$248,500                            C$106,500
 Jan. 1 '98 - Dec. 31 '98                                 C$297,500                            C$127,500
 Jan. 1 '99 - Dec. 31 '99                                 C$350,000                            C$150,000
 Jan. 1 2000 - Dec. 31 2000                               C$350,000                            C$150,000





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
         E.      Payments

                 All Services Fee and Royalties (including any Guaranteed Minimums) and other amounts payable to Childcraft shall be remitted to Childcraft in United States Dollars to Childcraft's address set forth on page 1 of this Agreement or to such bank or other office as Childcraft may from time to time designate.

         F.      Governmental Regulations

                 If Regal shall be unable, because of governmental restrictions or otherwise, to remit to Childcraft any sums of money due to it, Regal shall immediately notify Childcraft in writing and await instructions as to the disposition of such sums. Regal specifically acknowledges and agrees that all sums of money accruing and owing to Childcraft hereunder and other things of value provided by Childcraft to Regal for its use hereunder, so long as the same or any portion thereof remains in Regal's possession or under its control, shall (subject to any instructions given by Childcraft as to the disposition thereof) be deemed funds held in trust by Regal as trustee for Childcraft and shall be subject to and governed by all the obligations, duties and incidents of the trust relationship, subject to the terms of this Agreement.

9. OWNERSHIP OF COPYRIGHTED MATERIALS, COPYRIGHT NOTICES AND NON-ASSOCIATION WITH NON-DISNEY CHARACTER

         A. Regal acknowledges that the copyrights, trademarks and all other proprietary rights in and to the name "The Playclothes Catalog" and the contents of the Catalog are exclusively owned by and reserved to Childcraft. Regal shall neither acquire nor assert copyright or trademark ownership or any other proprietary rights in the name "The Playclothes Catalog" or in the contents of the Catalog itself, or in any derivation, adaptation, variation or name thereof. Without limiting the foregoing, Regal hereby assigns to Childcraft all its worldwide right, title and interest in the name "The Playclothes Catalog" and in the contents of the Catalog.

         B. All persons engaged by Regal in connection with the creation and development of materials for the Catalog or any advertising or promotional materials for the Catalog will be either employees, persons commissioned pursuant to an agreement in writing to create works for hire or persons who enter into a written agreement assigning to Childcraft all rights, title and interest, including the copyright, in the works so created or developed so as to ensure that all such rights in and to the materials shall be owned by Childcraft and that no derivative or subsidiary rights therein shall exist in any person other than Childcraft. Regal agrees that any agreement entered into by Regal with others relating to the Catalog or this Agreement shall contain such assignment clauses as are in Childcraft's reasonable opinion, necessary or desirable to protect Childcraft's rights as set forth in this Agreement and Regal shall, at Childcraft's request, furnish copies of all such agreements to Childcraft. The obtaining of such assignment agreements is an express condition and essential term of this Agreement.





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
         C. As an express condition and an essential term of this Agreement, each Catalog and any other material containing the name "The Playclothes Catalog", shall bear a properly located copyright notice in Childcraft's name. Regal will comply with such instructions as to form, location and content of the notice as Childcraft may give from time to time.
If by inadvertence a proper copyright notice in Childcraft's name is omitted from any Catalog, advertising or promotional material for any Catalog or any other material containing the name "The Playclothes Catalog", Regal agrees at Regal's sole cost and expense to use all reasonable efforts to correct the omission in the Catalog or other material in process of production or publication or in distribution. Regal agrees to advise Childcraft promptly and in writing of the steps being taken to correct any such omission and to cooperate fully with Childcraft in making the corrections on existing Catalogs or advertising or promotional materials for the Catalog which can be located.

         D. Regal agrees that it will not use the names "Childcraft", "Disney", "The Playclothes Catalog" or any Catalog or other material proprietary to Childcraft (or its parent company) in any way other than as herein authorized (or authorized in any other written contract signed by Regal and Childcraft or Disney). In addition to any other remedy Childcraft may have, Regal agrees that the profits from any unauthorized use thereof, and all profits from the use of any other copyrighted material of Childcraft or Disney without authorization, shall be payable to Childcraft. Regal agrees to give Childcraft prompt written notice of any unauthorized use by third parties in Canada of the name "The Playclothes Catalog" which comes to Regal's attention. Regal will not, without Childcraft's consent, bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights licensed to Regal hereunder.
Regal agrees to cooperate with Childcraft and, if necessary, to be named by Childcraft as a sole complainant or co-complainant in any action against an infringer of Childcraft's copyrights, trademarks or other proprietary rights, provided, however, that Childcraft shall indemnify Regal for any costs, expense or liabilities associated with such an action.

         E.      (i)      Regal agrees not to associate other competitive
                          licensed properties with the name "The Playclothes
                          Catalog" either in the Catalog or in any advertising promotional or display materials for the Catalog.

                 (ii) Childcraft agrees that Regal may incorporate a non-competitive apparel brand that extends the utility of the Catalog in meeting the needs of Canadian customers. All instances must be approved by Childcraft in writing and approvals will not be unreasonably withheld but, Regal agrees that such content will not exceed a number of items greater than 10% of the number of Playclothes items displayed in each instance and that such items will be included in a separate section of the Catalog designed in a manner consistent with the Catalog.





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
10.              TRADEMARK RIGHTS AND OBLIGATIONS

         A. All uses by Regal of the name "The Playclothes Catalog" shall inure to Childcraft's benefit. Regal acknowledges that Childcraft is the exclusive owner of any trademark incorporating all or any part of the name "The Playclothes Catalog" and the trademark rights created by such uses. Without limiting the foregoing, Regal hereby assigns to Childcraft its interest in any trademark incorporating all or any part of the name "The Playclothes Catalog" and any Catalogs and the trademark rights created by such uses together with the goodwill attaching to that part of the business in connection with which such trademark is used. Regal agrees to follow Childcraft's instructions for proper use thereof in order that protection and/or registrations for such trademark may be obtained or maintained.

         B. Except with the written consent of Childcraft, neither Regal or any parent, subsidiary, affiliate, partner or joint venture of Regal's will register or attempt in any country to register copyrights in, or to register as a trademark, service mark, design patent or industrial design the name "The Playclothes Catalog", or derivations or adaptations thereof, or any work, symbol or design which is so similar thereto as to suggest association with or sponsorship by Childcraft, Disney or any subsidiary or affiliate company of Disney. In the event of breach of the foregoing, Regal agrees, at Regal's expense and at Childcraft's request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered, to Childcraft such assignments and other documents as Childcraft may require to transfer to Childcraft or its designee all rights to the registrations, patents or applications involved.

11.              BOOKS AND RECORDS

                 During the Term and for a period of 3 years after the expiration or earlier termination of this Agreement, Regal shall keep and preserve accurate and complete records and books of account in accordance with Canadian generally accepted accounting principles consistently applied, reflecting all activities and transactions relating to Catalog sales hereunder. For purposes of this Paragraph 11, "Records" shall not include hard-copy order forms, so long as all order transactions are maintained on a computer system. During the term and for a period of 3 years after the expiration or earlier termination of the Agreement, Childcraft shall, at its cost and expense, except as hereinafter provided, have the right to have its agents or employees, including certified public accountant or attorneys and/or other persons of Childcraft's choice, on one week's written notice to Regal and during regular business hours, examine and make copies of Regal's computer system, books of account (including general ledger), records, vouchers, invoices and all other documents relating to Catalog sales hereunder in order to determine the correctness and completeness of all payments made and statements delivered hereunder to Childcraft. If any such examination reveals an error of 5% or more in underpayment of total Services Fee and Royalties paid or payable to Childcraft or if any such examination is made because Regal has not made timely delivery hereunder to Childcraft of any statement of account required hereunder, then Regal shall bear the costs and expenses of such examination, in addition to payment of the amount of any unpaid Services Fee and Royalties that such examination reveals to be owing to Childcraft.

12.              COMPLIANCE WITH APPLICABLE LAWS, REGULATIONS AND INDUSTRY
                 STANDARDS

                 Regal represents and warrants to Childcraft that it is authorized to perform and will undertake the activities contemplated to be performed by it in this Agreement in a manner which complies with all applicable laws, regulations and industry standards. Childcraft represents and warrants to Regal that it is authorized to perform and will undertake the activities contemplated to be performed by it in this Agreement in a manner which complies with all applicable laws, regulations and industry standards.

13.              RIGHTS UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT

         A. Upon the expiration or earlier termination of this Agreement, Regal's right to print or distribute the Catalog shall terminate, all monies payable hereunder to Childcraft shall become immediately due and payable in full to Childcraft and all rights granted herein to Regal shall immediately and automatically revert to Childcraft, except as specially provided in Subparagraph 13.B hereinbelow.

         B. Upon the expiration or earlier termination of this Agreement, Regal shall have the right, on a non-exclusive basis, but otherwise in accordance with all the terms and conditions of this Agreement, to continue to fulfil Catalog orders received by Regal and undertake inventory clearance during a period (the "Sell-off Period"), which is to be determined by both parties acting reasonably.

         C. Upon the later of 60 days after the expiration or earlier termination of this Agreement, or the expiration of the Sell-Off Period:

         (i) Regal shall furnish to Childcraft, at no cost to Childcraft, subject to third party's rights, copies of all film used by Regal in connection with producing or publishing the Catalog; and

         (ii) Regal shall furnish to Childcraft a certificate outlining Regal's existing inventory of all materials (including all artwork, graphics, photos, prints, mechanicals, designs, plans, diagrams, plates, proofs, sketches, and all other similar technical and/or special material whatsoever) that is used by Regal exclusively in connection with the Catalog and the advertising and promotion of the Catalog and of merchandise contained within, their physical condition and location and their actual individual direct, out-of-pocket cost to Regal less all actual amortization and/or expenses taken by Regal with respect thereto. Childcraft shall at all times have the right, at its sole cost and expense, to conduct a physical inventory of said materials and to inspect the sites at which any of said materials are made, processed and/or stored.

         D. Childcraft shall have the right, but not the obligation, within 90 days after expiration of the Term or the earlier termination of this Agreement, to acquire, subject to third party's rights, all or any of the materials described in subparagraph 13.C.(ii) above at their direct, out-of-pocket cost to Regal less all actual amortization and/or expenses taken by Regal with respect thereto. Childcraft shall exercise such right by notifying Regal of its intention to acquire such materials within such 90 day period. Upon payment, Childcraft shall thereupon become entitled to possession of said materials, together with appropriate title documents therefor, if requested by Childcraft. If Childcraft does not acquire them, Regal shall destroy such materials and furnish Childcraft with a certificate of such destruction. Childcraft shall have the right to have a representative selected by it witness such destruction.

14.              INDEMNIFICATION

         A. Regal shall indemnify Childcraft and Disney and their officers, directors and employees from and against any and all claims, damages, losses and expenses (including reasonable legal fees) arising out of Regal's performance of, or failure to perform, this Agreement that are caused, in whole or in part (except for any damage caused by the acts or omissions of Childcraft or Disney), by Regal's acts or omissions.

         B. Childcraft shall indemnify Regal and its officers, directors and employees from and against any and all claims, damages, losses and expenses (including reasonable legal fees) arising out of:

         (i) claims that Regal's use of the name "The Playclothes Catalog" violates the rights of any third party or infringes any rights granted by Disney or Childcraft to any third party;

         (ii) Childcraft performance of, or failure to perform this Agreement that are caused, in whole or in part (except for any damage caused by the acts or omissions of Regal), by Childcraft's acts or omissions; and

         (iii) Childcraft and Regal agree to notify each other promptly of any claim relating to Playclothes Merchandise and to cooperate fully in the defense thereof and in minimizing the exposure of the other party to damages.

                 Childcraft specifically excludes from any indemnity obligation any claim related to any product sold in the Catalog, including, without limitation, any claim that a product is defective or that the product itself or any name used with the product, other than the Playclothes trademark, violates the rights of any third party, whether or not Childcraft has approved the inclusion of the product in the Catalog or supplied Catalog copy.

         C. The indemnity obligations contained in this paragraph shall survive the expiration or termination of this Agreement.

15.              INSURANCE

                 Regal agrees to maintain in full force and effect during the Term of this Agreement the following insurance coverage: Comprehensive Liability Insurance and Warehouseman's Legal Liability Insurance with combine single lines of no less than two million Canadian dollars (C$2,000,000). Regal agrees to deliver to Childcraft a certificate or certificates of insurance evidencing the above coverages and indicating that Childcraft shall receive written notice of cancellation, non-renewal, or of any material change in coverage, at least 30 days prior to the effective date thereof.

16.              CONFIDENTIALITY

         A. Regal acknowledges that material and information which Childcraft has given or divulged to Regal or which will be given or divulged to Regal during the Term and which related to Childcraft's direct mail operations, plans and strategies, such as financial projections, marketing plans, pricing strategies, customer lists and other such information or materials, constitutes confidential and proprietary data. Regal shall keep such information or material confidential and shall not reveal any such information or material to any other person, or entity or use it for Regal's benefit or for the benefit of any other person or entity, without Childcraft's prior written consent.

         B. Childcraft acknowledges that material and information which Regal has given or divulged to Childcraft or which will be give or divulge to Childcraft during the term of this Agreement and which relates to Regal's catalog operations, plans and strategies, such as financial projections, marketing plans, pricing strategies, customer lists and other such information or material, constitutes confidential and proprietary data. Childcraft shall keep such material and information confidential and shall not reveal any such information or material to any other person or entity or use it for Childcraft's benefit or for the benefit of any other person or entity, without Regal's prior written consent.

17.              FORCE MAJEURE

                 Any failure by Regal or Childcraft to perform their respective obligations or any of them hereunder, except for the payment of money, due to any cause or event beyond the reasonable control of the party failing to perform, including, without limitation, strikes, lockouts, or other labour disputes, acts of God, fire, civil insurrections, actions or orders of any governmental or other lawful authority or similar event, shall be excused, for up to 90 days.

18.              TERMINATION

         A. Childcraft may terminate this Agreement without obligation or liability to Regal other than to give Regal written notice thereof, under the following circumstances:

         (i) if Regal is in breach of its obligations under this Agreement to pay Childcraft any money and such default is not cured within 10 days after receipt of written notice thereof; or

         (ii) if Regal or its parent corporation becomes insolvent or subject to any bankruptcy, insolvency or receivership proceeding of any nature, whether known by this or any other name in the Territory; or

         (iii) if Regal is not permitted or is unable to operate its business in the usual manner, or is not permitted or is unable to provide Childcraft with assurance satisfactory to Childcraft that Regal will so operate its business, as debtor in possession or its equivalent, or is not permitted, or is unable to otherwise meet its obligations under this Agreement or to provide Childcraft with assurance satisfactory to Childcraft that it will meet such obligations; or

         (iv) if Regal is for any reason unable or unwilling to publish a Catalog of a quality acceptable to Childcraft (it being understood and agreed that quality equal to that of the current Disney Catalog is acceptable to Childcraft); or

         (v) if Regal shall produce, publish, or distribute any edition of the Catalog, or any promotional or advertising material for any edition of the Catalog, which has not been approved in writing by Childcraft.

         B. Regal may terminate this Agreement without obligation or liability to Childcraft other than to give Childcraft written notice thereof and to pay to Childcraft all Services Fee and Royalties earned or accrued hereunder to the date of termination:

         (i) if Childcraft or its parent corporation becomes insolvent or subject to any bankruptcy, insolvency or receivership proceeding of any nature, whether known by this or any other name in the territory; or

         (ii) if Childcraft is not permitted or is unable to operate its business in the usual manner, or is not permitted or is unable to provide Regal with assurance satisfactory to Regal that Childcraft will so operate its business, as debtor in possession or its equivalent, or is not permitted, or is unable to otherwise meet its obligation under this Agreement or to provide Regal with assurance satisfactory to Regal that it will meet such obligations.

         C. Either party may terminate this Agreement for breach of the other party's obligations hereunder. The party believing that a breach has occurred shall give written notice to the other party specifying the nature of the breach. Except in the case of a default caused by nonpayment of Services Fee, Royalties, or any Guaranteed Minimums or the occurrence of any breach or event listed in subparagraph A or B herein above, the defaulting party shall have 30 days in which to cure such default or alternatively 30 days in which to commence curing the default as expeditiously as possible, if it cannot be completely cured within thirty days. If any such default is not cured within such time period, this Agreement may be terminated upon written notice to the defaulting party.

19.              ASSIGNMENT

                 This Agreement may be assigned by either party to a reputable third party in good financial standing.

20.              NOTICES

                 Except as otherwise expressly provided for in this Agreement, any notice, communication or payment required or permitted hereunder shall be deemed to have been properly given or delivered when delivered personally or when sent by first class mail or by telegraph or other electronic message, with all postage and other charges prepaid to:

                 Childcraft, Inc.
                 250 Park Avenue South
                 New York, NY 10003
                 United States
                 Attention:  Vice President

                 Regal Greetings & Gifts Inc.
                 939 Eglinton Avenue East
                 Toronto, Ontario M4G 2L6
                 Canada
                 Attention:  President

21.              GOVERNING LAW

                 This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be fully performed in said state.

22.              WAIVER

                 No waiver by either party, whether express or implied, of any provision of this Agreement shall constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement. Further, no waiver by either party, whether express or implied, of any breach or default by the other party shall constitute a waiver of any other breach or default of the same or any other provision of this Agreement.

23.              AUTHORITY

         A. Regal represents and warrants that it has the full authority to enter into and fully perform this Agreement in all respects, and that this Agreement does not require the approval or consent of any other person or entity to be effective and binding upon Regal.

         B. Childcraft Represents and warrants that it has the full authority to enter into and fully perform this Agreement in all respects and that this Agreement does not require the approval or consent of any other person or entity to be effective and binding upon Childcraft.

24.              RELATIONSHIP

                 This Agreement does not create and shall not be deemed to create a joint venture, partnership, agency or employment relationship between Regal and Childcraft or Disney.

25.              HEADINGS

                 Headings of paragraphs herein are for convenience of reference only and are without substantive significance.

26.              MODIFICATIONS OR EXTENSIONS OF THIS AGREEMENT

                 This Agreement can only be extended or modified by a subsequent written agreement signed by both parties.

27.              COMPLETE AGREEMENT

                 This Agreement shall constitute the whole and complete agreement between Childcraft and Regal regarding the Playclothes Catalog and supersedes all prior oral or written negotiations, representations and agreements between the parties with respect to the subject matter hereof.


 REGAL GREETINGS & GIFTS INC.                            CHILDCRAFT, INC.


 By:      /S/                                            By:     /S/
          ---------------------------                            --------------------
 Title:   President                                      Title:  V.P. General Manager
          ---------------------------                            --------------------
 Date:    April 25th, 1995                               Date:   April 25, 1995
          ---------------------------                            --------------------

                                                                       EXHIBIT G

                              ASSIGNMENT AGREEMENT

         Assignment Agreement, dated December 31, 1996, between Childcraft Inc. ("Childcraft"), Fulcrum Direct, Inc. ("Fulcrum") and Regal Greetings & Gifts Inc. ("Regal") regarding the assignment of The Playclothes Catalog Agreement, dated as of July 1, 1994, between Childcraft and Regal (the "Playclothes License Agreement").

         Childcraft hereby assigns all rights and obligations in the Playclothes License Agreement to Fulcrum Direct, Inc. in connection with the sale by Childcraft of certain assets of the Playclothes Catalog to Fulcrum. The assignment of the Playclothes License Agreement is pursuant to Section 19 of such Agreement.

         By its signature below, Regal consents to the assignment of all rights and obligations in the Playclothes License Agreement by Childcraft to Fulcrum.

         This Assignment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the date first written above.

CHILDCRAFT INC.


-----------------------------
Name:
Title:


FULCRUM DIRECT, INC.


/S/   SCOTT BUDOFF
-----------------------------
Name: Scott Budoff
Title: President & COO


Agreed to as of this date by:
REGAL GREETINGS & GIFTS INC.


/S/ KEVIN WATKINSON
-----------------------------
Name: Kevin Watkinson
Title: Vice President of Finance